Exhibit 5.1

May 25, 2004

Inmarsat Finance plc

99 City Road

London EC1Y 1AX

United Kingdom

and the Guarantors (as defined below)

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of a proposed exchange offer (the “Exchange Offer”) of U.S.$477,500,000 7 5/8% senior notes due 2012 (the “New Notes”) of Inmarsat Finance plc, a public limited company with limited liability organized under the laws of England and Wales (the “Issuer”), and Inmarsat Group Limited, Inmarsat Ventures Limited, Inmarsat Investments Limited, Inmarsat Limited and Inmarsat Leasing (Two) Limited, each a limited company organized under the laws of England and Wales, and Inmarsat Launch Company Limited, a limited company organized under the laws of the Isle of Man (collectively, the “Guarantors”), for U.S.$477,500,000 7 5/8% unregistered senior notes due 2012 (the “Existing Notes”), as described in the registration statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission today.  The New Notes are to be issued by the Issuer and guaranteed by the Guarantors pursuant to an indenture dated 3 February 2004 (as amended by a supplemental indenture dated 30 April 2004) (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York, as trustee (the “Trustee”).

We have examined such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (a) the Indenture represents a valid and binding obligation of the Issuer and the Guarantors, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) when (i) the Registration Statement has become effective under the Act, and (ii) the New Notes (including the guarantees endorsed thereon) have been duly executed and authenticated in accordance with the Indenture, and issued and delivered as contemplated in the Registration Statement, the New Notes will constitute valid and legally binding obligations of the Issuer and the Guarantees will constitute valid and legally binding obligations of the Guarantors, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We also confirm that we have reviewed the information in the Registration Statement under the caption “Tax Considerations—United States Taxation,” and that in our opinion, the statements of law contained therein are accurate and correct in all material respects.  In rendering this opinion, we expressly incorporate the statements set forth in the “Tax Considerations—United States Taxation” section of the Registration Statement, including the limitations on the matters covered by that section set forth therein.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Our opinion as to the section “Tax Considerations—United States Taxation” in the Registration Statement is limited to the federal income tax laws of the United States of America, and is based upon existing provisions of the U.S. Internal Revenue Code, the Treasury regulations thereunder and reported interpretations thereof by the Internal Revenue Service or the courts in effect as of the date hereof.  With respect to all matters of English and Isle of Man law, we note that you have been provided with the opinions, dated the date hereof, of Clifford Chance Limited Liability Partnership, U.K. counsel to the Issuer and the Guarantors, and Cains Advocates Limited, Isle of Man counsel to Inmarsat Launch Company Limited.

In addition, with respect to the foregoing opinions, we have relied as to certain matters on information obtained from officers of the Issuer, the Guarantors and other sources we believe to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP